Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Below is a list of our significant subsidiaries as of December 31, 2025, their jurisdictions of incorporation or formation and the name under which they do business. Each is wholly owned unless otherwise noted.

Subsidiary	Jurisdiction
Rush Street Interactive, LP	Delaware

Rush Street Interactive MI, LLC	Delaware

Rush Street Interactive PA, LLC	Delaware

Rush Street Interactive DE, LLC	Delaware

Rush Street Interactive Colombia S.A.S.	Colombia

RSI IP Holding, LLC	Delaware

RSI Development Colombia, S.A.S.	Colombia

Rush Street Interactive Development Estonia OÜ	Estonia

RSI Development Canada, ULC	Canada